Exhibit 5.1

[Letterhead of Lowenstein Sandler LLP]

August 29, 2019

CytoDyn Inc.

1111 Main Street, Suite 660

Vancouver, Washington 98660

Ladies and Gentlemen:

We have acted as counsel to CytoDyn Inc., a Delaware corporation (the “Company”), in connection with the Company’s Registration Statement on Form S-3 (the “Registration Statement”) under the Securities Act of 1933, as amended (the “Securities Act”). The Registration Statement relates to the offer and sale by the selling stockholders identified therein of up to 17,526,200 shares of the Company’s common stock, par value $0.001 per share (the “Common Stock”). Such shares of Common Stock consist of:

(i)

10,000,000 shares of Common Stock (the “Shares”) issuable upon exercise of certain shares of the Company’s Series C Preferred Stock (the “Series C Preferred Stock”), which are currently issued and outstanding; and

(ii)

7,526,200 shares of Common Stock (the “Warrant Shares”) issuable upon exercise of certain warrants to purchase Common Stock (the “Warrants”) named in the Registration Statement, which are currently issued and outstanding.

In connection with rendering this opinion, we have examined the Certificate of Incorporation and the Bylaws of the Company, the Certificate of Designation for the Series C Preferred Stock, the forms of the Warrants, and such other corporate records, agreements, documents and instruments, and such certificates or comparable documents of public officials and of officers and representatives of the Company, and we have made such inquiries of such officers and representatives, as we have deemed necessary or appropriate for the purposes of this opinion.

In such examination, we have assumed the genuineness of all signatures, the legal capacity of all natural persons, the authenticity of all documents submitted to us as originals, the conformity of original documents of all documents submitted to us as certified, conformed or photostatic copies and the authenticity of the originals of such latter documents. As to all questions of fact material to these opinions that have not been independently established, we have relied upon certificates or comparable documents of officers and representatives of the Company.

Based on the foregoing, and subject to the qualifications stated herein, we are of the opinion that:

1.	when issued in accordance with the terms of the respective shares of Series C Preferred Stock, the Shares will be duly authorized, validly issued, fully paid and non-assessable; and

2.	when issued in accordance with the terms of the respective Warrants, the Warrant Shares will be duly authorized, validly issued, fully paid and non-assessable.

The opinions expressed herein are limited to the corporate laws of the State of Delaware, and we express no opinion as to the effect on the matters covered by this letter of the laws of any other jurisdiction.

We hereby consent to the filing of a copy of this opinion letter as an exhibit to the Registration Statement. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act.

Very truly yours,

/s/ Lowenstein Sandler LLP
Lowenstein Sandler LLP